EXHIBIT 15
May 2, 2013
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated May 2, 2013 on our review of interim financial information of Hertz Global Holdings, Inc. and its subsidiaries (the “Company”) for the three‑month periods ended March 31, 2013 and March 31, 2012 and included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2013 is incorporated by reference in the Registration Statements on Form S-8 (File Nos. 333-168808, 333-138812 and 333-151103) and on Form S-3 (File Nos. 333-159348 and 333-173125).
Very truly yours,
/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey